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                                                                    Exhibit 23.1





                         Independent Auditors' Consent


The Board of Directors
Goodrich Petroleum Corporation:


We consent to the use of our reports dated March 31, 1995, related to the financial statements of La/Cal Energy Partners as of December 31, 1994 and for the year then ended and for the period from July 15, 1993 through December 31, 1993, and to the statement of revenues and direct operating expenses of the Properties Contributed to La/Cal Energy Partners for the period from January 1, 1993, through July 14, 1993, which reports are incorporated by reference in the Form 8-K/A of Goodrich Petroleum Corporation filed on or about October 26, 1995.



/s/  KPMG PEAT MARTWICK LLP



Shreveport, Louisiana
October 26, 1995